EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. (33-84726, 33-84728, 333-25981, and 333-114019) of Paul-Son Gaming Corporation and Subsidiaries on Form S-8 and Amendment No. 3 to Registration Statement No. 333-86010 of Paul-Son Gaming Corporation and Subsidiaries on Form S-3 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph on the Company's adoption of Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), appearing in this Annual Report on Form 10-K of Paul-Son Gaming Corporation and Subsidiaries for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 30, 2004